As filed with the Securities and Exchange Commission on April 12, 1995
                                                    Registration No. 33-
 ===========================================================================
                 SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  __________
                                   FORM S-4
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                  __________
                           WESTERN WASTE INDUSTRIES
            (Exact name of registrant as specified in its charter)

   CALIFORNIA                        4990                  95-1946054
 (State or other         (Primary Standard Industrial      (I.R.S. Employer
 jurisdiction of             Classification Code         Identification No.)
 incorporation or                  Number)
 organization)
                          21061 South Western Avenue
                          Torrance, California 90501
                                (310) 328-0900
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ____________________

                               Kosti Shirvanian
                     Chairman of the Board and President
                           Western Waste Industries
                          21061 South Western Avenue
                          Torrance, California 90501
                                (310) 328-0900
          (Name, address, including zip code, and telephone number,
            including area code, of agent for service of process)
                         Copies of Communications to:
                             ____________________

 Arnold J. Rothlisberger, Esq.           James J. Slaby, Esq.
 Vice President and General Counsel      Sheppard, Mullin, Richter & Hampton
 Western Waste Industries                333 South Hope Street
 21061 South Western Avenue              Los Angeles, California  90071
 Torrance, California 90501              (213) 620-1780
 (310) 328-0900
                             ____________________

 Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
                             ____________________

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                            EXHIBIT INDEX ON PAGE 24
                                  Page 1 of 29


                       CALCULATION OF REGISTRATION FEE

                              Proposed       Proposed
 Title of each                maximum        maximum
   class of        Amount     offering       aggregate        Amount of
 securities to     to be      price per      offering        registration
 be registered   registered     share         price              fee
 ---------------------------------------------------------------------------


 Common Shares    3,000,000   $16.125<F1>    $48,375,000<F1>    $16,681

 ===========================================================================

 [FN]
 <F1> Estimated solely for the purpose of calculating the registration fee under Rule 457(c) based upon the average of the high and low prices of $16.25 and $16.00, respectively, for such shares as reported on the New York Stock Exchange on April 10, 1995.
                             ____________________

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                                 Page 2 of 29


                           WESTERN WASTE INDUSTRIES
                            CROSS-REFERENCE SHEET
                                   BETWEEN
                 ITEMS IN FORM S-4 AND LOCATION IN PROSPECTUS

     Form S-4 Item Number and Caption             Location in Prospectus
     --------------------------------             ----------------------
   1.   Forepart of the Registration Statement    Facing Page; Cross-Reference
          and Outside Front Cover Page of         Sheet; Outside Front Cover
          Prospectus . . . . . . . . . . . .      Page

   2.   Inside Front and Outside Back Cover       Inside Front and Outside Back
          Pages of Prospectus  . . . . . . .      Cover Pages

   3.   Risk Factors Ratio of Earnings to Fixed
          Charges and Other Information  . .      Documents Incorporated By
                                                  Reference; The Company;
                                                  Selected Consolidated
                                                  Financial Information

   4.   Terms of the Transaction . . . . . .      <F*>

   5.   Pro Forma Financial Information  . .      <F*>

   6.   Material Contracts with the Company       <F*>
          Being Acquired . . . . . . . . . .

   7.   Additional Information Required for       <F*>
          Reoffering by Persons and Parties
          Deemed to be Underwriters  . . . .

   8.   Interests of Named Experts and            Legal Matters; Experts
          Counsel  . . . . . . . . . . . . .

   9.   Disclosure of Commission Position on      <F*>
          Indemnification for Securities Act
          Liabilities  . . . . . . . . . . .

   10.  Information with Respect to S-3           Documents Incorporated by
          Registrants  . . . . . . . . . . .      Reference; The Company;
                                                  Dividend Policy; Price Range
                                                  of Common Shares; Selected
                                                  Consolidated Financial
                                                  Information; Description of
                                                  Capital Stock

   11.  Incorporation of Certain Information by   Documents Incorporated by
          Reference  . . . . . . . . . . . .      Reference

   12.  Information with Respect to S-2 or S-3    <F*>
          Registrants  . . . . . . . . . . .

   13.  Incorporation of Certain Information by   <F*>
          Reference  . . . . . . . . . . . .

                                 Page 3 of 29


   14.  Information with Respect to               <F*>
          Registrants Other Than S-3 or S-2
          Registrants  . . . . . . . . . . .

   15.  Information with Respect to S-3           <F*>
          Companies  . . . . . . . . . . . .

   16.  Information with Respect to S-2 or S-3    <F*>
          Companies  . . . . . . . . . . . .

   17.  Information with Respect to Companies     <F*>
          Other Than S-2 or S-3 Companies  .

   18.  Information if Proxies, Consents          <F*>
          or Authorizations Are to be
          Solicited  . . . . . . . . . . . .

   19.  Information if Proxies, Consents or       <F*>
          Authorizations Are Not to be Solicited
          or in an Exchange Offer  . . . . .

 [FN]
 <F*> Not applicable or answer negative upon the date of filing of this
      Registration Statement. The Registrant may be required to provide information (or further information) in response to one or more of such items under certain circumstances by means of a post-effective amendment to this Registration Statement or supplement to the prospectus contained herein.

                                 Page 4 of 29


 PROSPECTUS   SUBJECT TO COMPLETION   Dated _____________, 1995       (Logo)

                               3,000,000 Shares

                                WESTERN WASTE

                          Common Stock No Par Value


           Western Waste Industries, a California corporation ("WW" or the "Company"), has registered 3,000,000 shares of its Common Stock, no par value (the "Common Shares"), which may from time to time be offered by this Prospectus in connection with acquisitions by the Company of various businesses or properties, or interests therein. The Common Shares may be issued in exchange for the shares of capital stock, (by merger or otherwise), partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of the Common Shares under acquisition agreements will generally be determined by direct negotiations with the owners of the business or assets to be acquired or, in the case of entities which are more widely held, through exchange offers to stock-holders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. Underwriting discounts or commissions will generally not be paid by WW. Under some circumstances, however, the Company may issue Common Shares covered by this Prospectus to pay brokers' commissions incurred in connection with acquisitions.

           This Prospectus, as amended or supplemented if appropriate, has also been prepared for use by the persons who have received or will receive shares issued by WW in acquisitions, including shares sold hereunder and who wish to offer and sell such shares, on terms then obtainable, in transactions in which they may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Act"). Any profits realized on such sales by such persons may be regarded as underwriting compensation under the Act.

           Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

           The Common Shares offered hereby have been, or will be prior to their issuance, listed on the New York Stock Exchange, Inc. subject to official notice of issuance. On ____________________, 1995, the closing price of WW Common Stock on the New York Stock Exchange, Inc. -- Composite Transactions was $______________.

           The Company's Common Stock is traded on the New York Stock Exchange, Inc. under the symbol "WW".

                                 Page 5 of 29



                 ____________________________________________

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR
            DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ________________________________

               The date of this Prospectus is _________, 1995.

                                 Page 6 of 29


                            AVAILABLE INFORMATION


           WW is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549; New York Regional Office, Public Reference Room,
 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. WW's Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning WW may be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                     DOCUMENTS INCORPORATED BY REFERENCE

           The following documents heretofore filed by WW with the Commission under the Exchange Act are incorporated herein by reference:
 (a) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, as amended, and (b) the Company's Quarterly Reports on Form 10-Q for the quarter ended September 30, 1994 and for the quarter ended December 31, 1994.

           All documents filed by WW pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

           THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM INVESTOR RELATIONS, WESTERN WASTE INDUSTRIES, 21061 S. WESTERN AVENUE, TORRANCE, CALIFORNIA 90501 (TELEPHONE (310) 222-8723). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.

                                 Page 7 of 29


                                 THE COMPANY

           Western Waste Industries, ("WW" or the "Company") is a provider of integrated waste services to commercial, industrial and residential customers. These services consist of the collection, processing, transfer and disposal of solid waste in certain areas of California, Texas, Florida, Colorado, Louisiana and Arkansas. WW has approximately 90 franchise agreements, 82 of which designate the Company as the exclusive provider of certain waste services within a particular municipality or county. As part of its business, WW operates six landfills, three transfer stations and four recycling facilities. The Company does not operate hazardous waste landfills and limits its hazardous waste activities to the transportation of such materials for others which accounted for approximately 1% of the Company's revenue during fiscal year 1994. The Company's business development strategy is to expand its existing operations through internal growth and acquisitions and to explore and develop other solid waste related business that management believes will utilize the Company's expertise in waste collection transportation and disposal. The Company's executive offices are located at 21061 South Western Avenue, Torrance, California 90501 and its telephone number is (310) 328-0900.

                                 RISK FACTORS

           Investors should carefully consider the following factors, among others, in connection with an investment in the Common Shares:

           GOVERNMENT REGULATION. The waste services business is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency (the "EPA"), various state agencies and county and local authorities acting in conjunction with such federal and state entities. Companies engaged in waste services are typically required to obtain and maintain permits in connection with a significant portion of their operations. The extensive regulatory framework applicable to waste services companies imposes on them significant compliance burdens and risks. The Company believes that it is in compliance in all material respects with all federal, state and local laws and regulations governing its operations. However, amendments to existing statutes and regulations, changes in regulatory policies, adoption of new statutes and regulations and the Company's expansion into other jurisdictions and waste services could require the Company and others in the industry to continually modify waste disposal facilities and alter methods of operations at costs that may be substantial, which could adversely affect the Company. There can be no assurance that the Company will be able, for financial reasons or otherwise, to comply with applicable laws, regulations and permitting requirements.

           COMPETITION. The solid waste industry is highly competitive and requires substantial labor and capital resources. The industry is characterized by large national waste management companies as well as numerous local and regional companies of varying sizes and financial resources. Certain national waste management companies have significantly greater resources than the Company. The Company also competes with those counties and municipalities that maintain their own waste collection or landfill operations. These counties and municipalities may have financial advantages due to their access to tax revenues and tax-exempt financing.

                                 Page 8 of 29


           COMPETITIVE PROPOSALS. The Company generally obtains contracts for its services or for the operation of certain waste management facilities through the process of competitive proposals. Contracts from which the Company has derived and expects to derive a significant portion of its revenues were obtained through competitive bidding. There can be no assurance that the Company will continue to be successful in having its bids accepted or, if accepted, that once awarded, contracts will generate sufficient revenues to result in profitability for the Company.

           RISK OF POTENTIAL LITIGATION. Although the Company strives to conduct its operations in compliance with applicable laws and regulations, the Company believes that in the existing climate, with heightened legal, political and citizen awareness and concerns, companies in the environmental services industry will face in the normal course of operating their businesses, judicial and administrative proceedings involving federal, state and local agencies, and may be subject to fines and penalties and the need to expend funds for remedial work and related activities with respect to waste collection, transportation and disposal. While the Company does not anticipate that fines, penalties and expenditures for remedial work and related activities, if any, at Company facilities will have a material adverse effect on the Company's operations or financial condition, the possibility remains that technological, regulatory or enforcement developments, the result of environmental studies or other factors could materially alter this expectation at any time. Such matters could have an adverse impact on earnings for one or more fiscal quarters or years or on the Company's operations.

                The Company is currently involved in the following legal proceedings:

                On or about October 13, 1993, the Company was served with a class action lawsuit now entitled In re Western Waste Industries Securities
                                   -----------------------------------------
 Litigation, Case No. CV-93 6126 KN filed in the United States District
 ----------
 Court for the Central District of California. The complaint alleges that the Company violated federal securities laws with regard to certain disclosures and representations made by the Company and certain alleged omissions on the part of the Company in connection with merger negotiations between the Company and Browning-Ferris Industries ("BFI"). The plaintiffs allege that they and all other persons or entities that bought the stock of the Company during the period of September 2, 1993 through October 7, 1993 suffered damages as a result of changes in the market price of the Company's common stock. In an Order dated October 4, 1994, the Court granted the Company's request for a limitation in the class period, and certified a class of persons who purchased the Company's common stock during the period from October 1, 1993 through October 7, 1993, inclusive. The Court further ordered that plaintiff Neil Haltrecht should be the class representative, and denied class representative status to plaintiffs Isaac Mayer and Croyden Associates. The Company does not believe that it has violated any laws with regard to the BFI matter and intends to vigorously defend the lawsuit.

                                 Page 9 of 29


                On or about August 9, 1994, a complaint was filed in Rancho
                                                                     ------
 Disposal Services, Inc., et al. v. Western Waste Industries, et al., San
 -------------------------------------------------------------------
 Bernardino Superior Court Case No. SCB 14473. The Complaint seeks damages and an injunction for the alleged violation of California Business and Professions Code Sections 17047, 17200, and 17500 and for intentional interference with existing and prospective economic relations. The complaint alleges that the Company does not hold a validly issued permit to operate within a certain geographic area in the County of San Bernardino and that the Company has engaged in predatory pricing. The complaint also alleges that the Company has violated a San Bernardino County ordinance by engaging in discriminatory and non-uniform pricing of its refuse hauling services. In addition to the injunction, the complaint demands three times the actual damages incurred by plaintiffs, punitive and exemplary damages in an amount to be proven at the time of trial, reasonable attorneys' fees and costs of suit. The Company believes it has valid defenses to the allegations and intends to vigorously defend the suit. The Company has filed a cross-complaint against the plaintiffs for engaging in improper pricing activities.

           On or about February 2, 1995, a complaint was filed in a taxpayer lawsuit entitled David Sarosi, et al. vs. County of Riverside, et al.,
                  ----------------------------------------------------
 Riverside County Superior Court Case No. 261315. The complaint does not name the Company as a defendant. The plaintiffs allege that the County and the other defendants, in connection with a contract with the Company, regarding the operation and management of the El Sobrante Landfill (the "Landfill") located within the County (the "Agreement"), engaged in various improper actions, including the unlawful sale of public property, wasting public funds, and making an unconstitutional gift of public property and funds. The complaint seeks an order voiding the Agreement and an injunction ordering the defendants to pay to the County allegedly unlawful revenues earned from the Landfill, to cease further dumping at the Landfill of out-of-county waste, return of alleged windfall profits and limiting dumping fees charged to in-county residents. The complaint also seeks general damages of $10 million and special and punitive damages, attorneys' fees and costs. The Company believes the taxpayer suit is based upon erroneous assumptions and that there are valid defenses available to the County to each of the claims asserted in the complaint.

           In addition to the above-described litigation, there are a number of claims and suits pending against the Company for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during the normal operation of the waste services business. In the opinion of management of the Company, the uninsured liability, if any, under these claims and suits would not materially affect the financial position of the Company.

           SIGNIFICANT BONDING REQUIREMENTS. The Company is required, in most instances, to post either or both bid and performance bonds in connection with contracts or projects primarily with government entities and to provide other financial assurances covering the closure, post-closure monitoring and corrective activities for certain waste management facilities. A significant portion of the Company's revenue is

                                Page 10 of 29


 derived from contracts or projects which require the Company to post either or both bid and performance bonds. There can be no assurance that bonding coverage will be available in the future or that the Company will be able to obtain bonds in the amounts required or have the ability to increase its required bonding capacity. Any inability by the Company to obtain bonding coverage could materially adversely affect the Company's operations.

           POTENTIAL LIABILITY AND INSURANCE. The waste management industry involves potentially significant risks of statutory, contractual and common law liability. The Company carries a broad range of insurance coverage, which the Company considers sufficient to meet regulatory and customer requirements and to protect the Company's assets and operations. The Company attempts to operate in a professional and prudent manner and to reduce its liability risks through specific risk management efforts. Nevertheless, a partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the Company.

           The Company believes that its insurance coverage is adequate to cover potential claims for the relatively limited amounts of hazardous waste it believes it handles. There can be no assurance, however, that the.Company will not incur liability with respect to the hazardous waste it handles.

           The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), imposes strict, joint and several liability on the present and former owners and operators of facilities which release hazardous substances into the environment. Similar liability is imposed upon the generators and transporters of waste which contains hazardous substances. All such persons may be liable for waste site investigation, waste site cleanup costs and natural resource damages, which costs could be substantial, regardless of whether they exercised due care and complied with all relevant laws and regulations. There can be no assurance that the Company will not face claims under CERCLA resulting in substantial liability for which the Company is uninsured, which could have a material adverse effect on the Company.


                               USE OF PROCEEDS

           This Prospectus relates to shares of Common Stock of the Company which may be offered and issued by the Company from time to time in connection with the acquisition of other businesses or properties, or interests therein. Other than the businesses or properties acquired, there will be no proceeds to the Company from the offering. When this Prospectus is used in a public reoffering or resale of the Common Stock acquired pursuant to this Prospectus, such selling shareholders shall receive the proceeds derived from such resale and not the Company.


                              OFFERED SECURITIES

           The Prospectus relates to up to 3,000,000 Common Shares which WW proposes to issue in its continuing program of acquisitions of entities, assets or interests engaged in the collection, processing, transportation

                                Page 11 of 29


 and disposal of solid waste. The consideration for any acquisition may consist of cash, notes or other evidence of debt, assumptions of liabilities, equity securities, or a combination thereof, as determined from time to time by negotiations between WW and the owners of businesses or properties to be acquired. WW intends to concentrate its acquisitions in the solid waste industry, with primary emphasis on acquiring waste collection companies and landfills. If the opportunity arises, however, WW will attempt to make acquisitions which are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. In general, the terms of acquisitions will be determined by direct negotiations between the representatives of WW and the owners of the businesses or properties to be acquired or, in the case of entities more widely held, through exchange offers to stockholders or documents soliciting approval of statutory mergers, consolidations or sales of assets. Underwriting discounts or commissions will generally not be paid by WW. However, under some circumstances, the Company may issue Common Shares covered by this Prospectus to pay brokers' commissions incurred in connection with acquisitions.

           This Prospectus, as appropriately amended or supplemented, has also been prepared for use by persons who receive shares issued by WW in acquisitions, including Common Shares received upon conversion of other equity securities that may be issued in acquisitions, and who wish to offer and sell such shares, on terms then available, in transactions in which they may be deemed affiliates or underwriters within the meaning of the Securities Act of 1933 (such persons being referred to under this caption as "Selling Shareholders"). Resales may be made pursuant to this Prospectus, as amended or supplemented, pursuant to Rule 145(d) under the Act, or pursuant to an exemption from the Act. Profits realized on resales by Selling Shareholders under certain circumstances may be regarded as underwriting compensation under the Act.

           Resales by Selling Shareholders may be made directly to investors or through a securities firm acting as an underwriter, broker or dealer. When resales are to be made through a securities firm, such securities firm may be engaged to act as the Selling Shareholder's agent in the sale of shares by such Selling Shareholder, or such securities firm may purchase shares from the Selling Shareholder as principal and thereafter resell such shares from time to time. The fees earned by or paid to such securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. In addition, such securities firm may effect resales through other securities dealers, and customary commissions or concessions to such other dealer may be allowed. Sales of shares may be at negotiated prices, at fixed prices, at market prices or at prices related to market prices then prevailing. Any such shares may be made on the New York Stock Exchange or other exchange on which such shares may be traded, in the over-the-counter market, by block trade, in special or other offerings, directly to investors or through a securities firm acting as agent or principal, or a combination of such methods. Any participating securities firm may be indemnified against certain civil liabilities, including liabilities under the Act. Any participating securities firm may be deemed to be an underwriter within the meaning of the Act, and any commissions earned by such firm may be deemed to be underwriting discounts or commissions under the Act.

                                Page 12 of 29


           A Prospectus Supplement, if required, will be filed under Rule 424(b) under the Act, disclosing the name of the Selling Shareholder, the participating securities firm, if any, the number of shares involved, and other details of such resales, if appropriate.

                               DIVIDEND POLICY

           WW is limited with respect to the amount of cash dividends which can be paid, by certain terms of its revolving credit agreement with certain financial institutions. No cash dividends have been paid to date by the Company. The current policy of the Company is to retain earnings to provide funds for the operation and expansion of its business. The Company does not anticipate paying dividends in the foreseeable future.

                         PRICE RANGE OF COMMON SHARES

           The high and low sales prices of the Common Shares on the New York Stock Exchange, as reported by the Dow Jones News Service were as follows:

 Fiscal Year                                        Common Shares
 -----------                                        High      Low
                                                 --------  --------
 1995
     First Quarter   . . . . . . . . . . . .      20 5/8    17 3/8
     Second Quarter  . . . . . . . . . . . .      18 5/8    13 3/8
     Third Quarter . . . . . . . . . . . . .      17        14 7/8
     Fourth Quarter (through
         __________, 1995) . . . . . . . . .

 1994
     First Quarter . . . . . . . . . . . . .      22 1/2     9 5/8
     Second Quarter  . . . . . . . . . . . .      19 3/4    10 3/8
     Third Quarter . . . . . . . . . . . . .      16 1/2    13 3/8
     Fourth Quarter  . . . . . . . . . . . .      20 1/2    13 5/8

 1993
     First Quarter . . . . . . . . . . . . .      12 1/4     9 5/8
     Second Quarter  . . . . . . . . . . . .      12 3/4     8 3/4
     Third Quarter . . . . . . . . . . . . .      11 5/8     8 3/4
     Fourth Quarter  . . . . . . . . . . . .      12         9

           On April __, 1995, the closing price of the Common Shares on the New York Stock Exchange was $_____________ per share. On April __, 1995, there were _____________ record holders of the Company's Common Shares.


                     SELECTED CONSOLIDATED FINANCIAL DATA

           The following selected financial data for the five years ended June 30, 1994, are derived from the consolidated financial statements of WW. The financial date for the six month periods ended December 31, 1994 and 1993 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal

                                Page 13 of 29


 recurring accruals, which WW considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended December 31, 1994 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 1995. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference herein. See "Documents Incorporated by Reference."


                                                (In thousands, except per share data)
                                                                                                   Six Months Ended
                                                     Year Ended June 30,                             December 31,
                                  -----------------------------------------------------------   ---------------------

 OPERATING RESULTS                  1990        1991       1992         1993           1994        1993        1994
                                    ----        ----       ----         ----           ----        ----        ----
                                                                                                       (Unaudited)
   Revenue                        $172,009    $199,820  $219,376      $231,205       $257,005    $126,234    $134,818

   Income (loss) from               21,257      22,476    19,083       (14,562)<F**>   26,423      11,107      17,902
      operations

   Interest expense, net            (5,041)     (5,982)   (3,379)       (2,639)        (3,035)     (1,450)     (1,999)

   Other nonoperating income/          (62)      1,385   (11,444)<F*>    2,735           (767)         (1)     (1,084)
      (expense)

   Income (loss) before income      16,154      17,879     4,260       (14,466)        22,621       9,656      14,819
      taxes

   Net income (loss)                 9,962      11,234     2,370       (10,116)        12,941       5,811       8,225

   Net income (loss) per share         .78         .81       .17          (.73)           .86         .40         .53
      - primary

   Average number of shares         12,428      13,854    14,031        13,818         15,048      14,725      15,546
      outstanding

 No cash dividends have been declared to date.


 [FN]
 <F*>      Includes a $6,600 writedown related to G.I. Industries and a provision of $4,050 related to an estimated loss on disposal of a division.

 <F**>     Includes $21,043 of special charges and other charges of:  $6,000 related to an estimated loss on a municipal contract, $4,000 related to increased self-insurance loss reserves and $1,000 for other reserves.

                                Page 14 of 29


                                                     At June 30,                           At December 31,
                                 --------------------------------------------------------   ------------
 OTHER FINANCIAL AND                1990        1991        1992        1993        1994        1994
 STATISTICAL DATA                   ----        ----        ----        ----        ----        ----
                                                                                            (Unaudited)
   Working Capital               $ 19,918    $ 28,655    $ 18,847    $ 13,261    $ 20,660    $ 21,002

   Total assets                   195,652     225,874     248,509     268,386     284,681     303,407

   Property and equipment, net    112,537     127,306     155,316     172,662     185,598     189,864

   Total long-term debt            60,197      75,405      90,037      91,618      93,390     102,664

   Shareholders' equity           103,470     116,004     122,556     122,421     139,177     149,366



                         DESCRIPTION OF CAPITAL STOCK

           The authorized capital stock of the Company consists of
 (i) 50,000,000 shares of Common Stock, no par value __________ shares of which were issued and outstanding as of April __, 1995 and,
 (ii) 2,000,000 shares of Preferred Stock, no par value, none of which are outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Restated Articles of Incorporation (the "Articles") and Restated Bylaws (the "Bylaws") of the Company, copies of which are incorporated by reference herein. See "Documents Incorporated by Reference."

           COMMON STOCK. Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and nonassessable.

           PREFERRED STOCK. The Company's Restated Articles of Incorporation authorize a class of 2,000,000 shares of Preferred Stock.
 The Company's Board of Directors has the authority to issue shares of such Preferred Stock in one or more series and to fix, by resolution, the voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other rights, if any,

                                Page 15 of 29


 and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the Board may increase or decrease as permitted by California law), liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares of Preferred Stock constituting any series, without any further vote or action by the stockholders. Any shares of Preferred Stock so issued would have priority over the Common Stock with respect to dividend and liquidation rights. Because of its broad discretion with respect to the creation and issuance of any series of Preferred Stock without stockholder approval, the Board of Directors of the Company could adversely affect the voting power of the holders of Common Stock, and, by issuing shares of Preferred Stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of the Company in any transaction not approved by the Board of Directors, including a hostile tender offer.

 GENERAL
 -------
           All issued and outstanding Common Shares are fully paid and nonassessable, and all Common Shares offered hereby will be fully paid and nonassessable when issued.

           The Transfer Agent and Registrar for the Company's Common Shares and Preferred Shares is Chemical Trust Company of California, Los Angeles, California.

           WW has and will continue to distribute annual reports to its shareholders which will contain its audited financial statements.


                                LEGAL MATTERS

           The validity of the WW common Shares offered hereby will be passed upon for WW by Sheppard, Mullin, Richter & Hampton, Los Angeles, California.


                                   EXPERTS

           The consolidated financial statements of Western Waste Industries appearing in Western Waste Industries' Annual Report (Form 10-K) for the year ended June 30, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

           No dealer, salesperson or other person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, in connection with the offer made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any

                                Page 16 of 29



 circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                Page 17 of 29


                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


 Item 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS. Pursuant to provisions of the California General Corporation Law, the Company's Restated Articles of Incorporation include a provision that eliminates the personal liability of its directors to the Company and its shareholders for monetary damages to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of the law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director,
 (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the directors duty to the Company or its shareholders (vi) under Section 310 of the California General Corporation Law (concerning contracts or trans-actions between the corporation and a director) or (vii) under Section 316 of the California General Corporation Law (directors' liability for improper dividends, loans and guarantees). The provision does not elim-inate liability of a director for any act or omission which occurred prior to August 8, 1988, the effective date of the amendment of the Company's Restated Articles of Incorporation and it does not eliminate or limit the liability of an officer for any act or omission as an officer, notwith-standing that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision has not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

           The Company's Restated Articles of Incorporation also include a section authorizing the Company to indemnify its officers, directors and other agents through bylaw provisions, agreements, vote of shareholders or disinterested directors or otherwise, to the fullest extent permitted by law. The Company's Bylaws permit the Company to indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company's Bylaws and Restated Articles of Incorporation expressly authorize the use of indemnity agreements. The Company's Bylaws and Articles of Incorporation may require the Company, among other things, to indemnify such directors, officers, employees and other agents for certain liabilities that may arise by reason of service of directors, officers, employees or agents (other than liabilities from willful misconduct of a

                                Page 18 of 29


 culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification and to obtain directors' and officers' insurance. The Company has entered into indemnification agreements with all of its directors and executive officers whereby the Company will indemnify each such person (an "Indemnitee") against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an Indemnitee while serving in his or her employment capacity. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the Indemnitee has not already received payments in respect of such claim from the Company or from an insurance company.

           Section 317 of the California General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").

           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 Item 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

           (a)  Exhibits
 Exhibit
   No.     Description of Document
 -------   -----------------------
 4.1       Restated Articles of incorporation, as amended.<F1>

 4.2       Restated By-laws, as amended.<F1>

 5         Opinion of Sheppard, Mullin, Richter & Hampton

 23.1      Consent of Ernst & Young LLP

 23.2 Consent of Sheppard, Mullin, Richter & Hampton (see Exhibit 5 above)

 24        Powers of Attorney

                                Page 19 of 29


 [FN]
 <F1> Incorporated herein by reference to the Company's Registration
      Statement on Form S-1, Registration No. 2-83121.


           All schedules are omitted because they are not applicable or not required or because the required information is shown in the financial statements or notes thereto.

 Item 22.  UNDERTAKINGS.

           (a)  The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i)  To include any prospectus required by
             section 10(a)(3) of the Securities Act of 1933 (the "Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (2) That, for the purpose of determining any liability under the Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling

                                Page 20 of 29


 precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (d) The undersigned registrant hereby undertakes as follows: prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           (e)  The undersigned registrant undertakes that every prospectus
 (i) that is filed pursuant to the immediately preceding paragraph or
 (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with the offering of securities subject to Rule 415, except to the extent permitted to be filed as a prospectus supplement, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

           (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

           (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this registration statement would itself qualify for an exemption from Section 5 of the Act, absent the existence of other similar (prior or subsequent) transactions.

                                Page 21 of 29


                                  SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California on the 12th day of April, 1995.

                               WESTERN WASTE INDUSTRIES



                               By: /s/ Kosti Shirvanian
                                   -------------------------
                                        Kosti Shirvanian
                                   Chairman of the Board and
                                          President


           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.


 /s/ Kosti Shirvanian        Chairman of the Board of       April 12, 1995
 -----------------------     Directors and President
 Kosti Shirvanian            (Principal Executive Officer)


 /s/ Ramsey G. DiLibero      Chief Operating Officer and    April 12, 1995
 -----------------------     Director
 Ramsey G. DiLibero


 /s/Lawrence F. McQuaide     Executive Vice President,      April 12, 1995
 -----------------------     Finance (Principal Financial
 Lawrence F. McQuaide        and Accounting Officer)


                             Executive Vice President,      April __, 1995
 -----------------------     Secretary-Treasurer and
 Savey Tufenkian             Director


 /s/ John W. Simmons         Director                       April 12, 1995
 -----------------------
 John W. Simmons*


 /s/ Harry S. Derbyshire     Director                       April 12, 1995
 -----------------------
 Harry S. Derbyshire*

                                Page 22 of 29





 /s/ Dr. A.N. Mosich         Director                       April 12, 1995
 -----------------------
 Dr. A.N. Mosich*



 *By: /s/ Kosti Shirvanian
     ------------------------------
           Kosti Shirvanian
           Attorney-in-Fact
           April 12, 1995

                                Page 23 of 29


                              INDEX TO EXHIBITS



 Exhibit
   No.                     Description of Document                      Page
 --------                  -----------------------                      ----

  5        Opinion of Sheppard, Mullin, Richter & Hampton  . . .          25

 23.1      Consent of Ernst & Young LLP  . . . . . . . . . . . .          27

 23.2      Consent of Sheppard, Mullin, Richter & Hampton  . . .          28

 24        Powers of Attorney  . . . . . . . . . . . . . . . . .          29

                                Page 24 of 29


                         SHEPPARD, MULLIN, RICHTER & HAMPTON
                                 ATTORNEYS AT LAW
                                FORTY-EIGHTH FLOOR
                              333 SOUTH HOPE STREET
                         LOS ANGELES, CALIFORNIA 90071-1448

                           TELEPHONE:  (213) 620-1780
                                     --------
                             FACSIMILE (213) 620-1398
                                  CABLE SHEPLAW
                                  TELEX 19-4424
                                     --------


                                    EXHIBIT 5


                                  April 12, 1995
                                                         Our File Number
                                                            LFE-51322



     Western Waste Industries
     21061 South Western Avenue
     Torrance, California 90501


          Re:  Registration Statement on Form S-4


     Ladies and Gentlemen:

               We have acted as counsel for Western Waste Industries, a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of the Company's Common Stock, no par value (the "Shares"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement").

               As your counsel, we have examined such documents as we have considered necessary for purposes of this opinion, including without limitation the Restated Articles of Incorporation and By-Laws of the Company and resolutions adopted by the Board of Directors of the Company. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified copies or photocopies. In rendering the opinions expressed below, we have relied on factual representations by Company officials and statements of fact contained in the documents we have examined.








                                Page 25 of 29


     Western Waste Industries
     April 12, 1995
     Page 2





               On the basis of the foregoing and having regard for legal considerations we deem relevant, we are of the opinion that the Shares, when sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

               We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto, which has been approved by us.

                              Very truly yours,


                          /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON



































                                Page 26 of 29


                                 Exhibit 23.1



                       CONSENT OF INDEPENDENT AUDITORS



           We consent to the reference to our firm under the caption "Experts" included in the Proxy Statement of Western Waste Industries which is made part of the Registration Statement (Form S-4, No. 33-XXXXX) and Prospectus of Western Waste Industries for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated August 26, 1994, with respect to the consolidated financial statements of Western Waste Industries included in its Annual Report (Form 10-K/A No. 2) for the year ended June 30, 1994, filed with the Securities and Exchange Commission.



                                    /s/  ERNST & YOUNG LLP




 Long Beach, California
 April 12, 1995
































                                Page 27 of 29


                                 Exhibit 23.2



                CONSENT OF SHEPPARD, MULLIN, RICHTER & HAMPTON

                            (See Exhibit 5 above)




















































                                Page 28 of 29


                                  Exhibit 24



                              POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Kosti Shirvanian and Savey Tufenkian, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of up to 3,000,000 shares of the Common Stock of Western Waste Industries ("WW"), and all amendments (including post-effective amendments) thereto, to the extent permitted by Item 601(b)(24) of Regulation S-K under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, as amended, this Power of Attorney and the Registration Statement and any amendments thereto have been signed below by the following person in the capacity and as of the date indicated.


 Signature                     Title          Date
 ---------                     -----          ----

 /s/ Harry S. Derbyshire
 -----------------------       Director       April 7, 1995
     Harry S. Derbyshire



 /s/ A.N. Mosich
 -----------------------       Director       April 7, 1995
     A.N. Mosich



 /s/ John W. Simmons
 -----------------------       Director       April 7, 1995
     John W. Simmons










                                Page 29 of 29